Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-158199-10

CREDIT SUISSE

Buffered Accelerated Return Equity Securities (BARES)

Linked to the Dow Jones-UBS Commodity IndexSM

BAH 610

Issuer:	Credit Suisse, acting through its Nassau Branch

Principal Amount:	USD 5,000,000

Underlying:	Underlying	Initial Level	Weighting

	Dow Jones-UBS Commodity IndexSM	129.7701	100%

Trade Date:	Expected to be July 26, 2010.

Issue Date:	Expected to be July 29, 2010.

Valuation Date:	July 26, 2016

Maturity Date:	July 29, 2016

Offering Price:	$1,000 per security (100%)

Initial Level:	As set forth in the table above.

Final Level:	The closing level of the Underlying on the Valuation Date.

Upside Participation Rate:	108%

Redemption Amount:

You will receive a Redemption Amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Underlying Return, calculated as set forth below.

Underlying Return:	☐ If the Final Level is greater than or equal to the Initial Level, the Underlying Return will be calculated as follows: Upside Participation Rate * [(Final Level – Initial Level) / Initial Level]

☐ If the Final Level is less than the Initial Level by not more than 20%, the Underlying Return will equal zero and the Redemption Amount will equal the principal amount of the securities.

☐ If the Final Level is less than the Initial Level by more than 20%, the Underlying Return will be calculated as follows:

[[(Final Level – Initial Level) / Initial Level] +20%]

If the Final Level is less than the Initial Level by more than 20%, the Underlying Return will be negative and you will receive less than the principal amount of your securities at maturity.

Buffer Amount:	20%

Calculation Agent:	Credit Suisse International

Commission:	3.00%

Form and Denomination:	Registered medium-term notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Listing:	None.

CUSIP and ISIN:	22546EYE8 and US22546EYE84

Credit Suisse has filed a registration statement (including underlying supplement for commodity indices, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read this communication together with the Underlying Supplement for Commodity Indices dated June 1, 2010, Product Supplement No. AK-I dated November 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You should, in particular, review the “Risk Factors” section of the product supplement, which sets forth a number of risks related to the securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the underlying supplement for commodity indices, product supplement, prospectus supplement and prospectus if you so request by calling toll free 1- 800-221- 1037.